As filed with the Securities and Exchange Commission on May 20, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________

DOLLAR GENERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Tennessee		61-0502302
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
100 Mission Ridge Goodlettsville, Tennessee 37072
(Address of Principal Executive Offices, including Zip Code)

2007 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF DOLLAR GENERAL CORPORATION AND ITS AFFILIATES
(Full Title of the Plan)

Susan S. Lanigan Executive Vice President and General Counsel 100 Mission Ridge Goodlettsville, Tennessee 37072 (615) 855-4000
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]

Accelerated filer [   ]

Non-accelerated filer [X] (Do not check if a smaller reporting company)

Smaller reporting company [   ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $.50 per share	24,000,000 shares	$5.00	$120,000,000	$4,716

_______________________________

(1)

Plus such indeterminate number of additional shares as may be required to cover antidilutive adjustments under the 2007 Stock Incentive Plan.

(2)

Computed pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of determining the amount of the registration fee, based upon the book value of the Common Stock of Dollar General Corporation on March 19, 2008.

The undersigned Registrant hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register 24,000,000 shares of Dollar General Corporation (the “Registrant” or the “Company”) common stock, $0.50 par value (the “Common Stock”), for issuance under the 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement:

•

The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008 (the “fiscal 2007 Form 10-K”), filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2008.

•

The Company’s Current Report on Form 8-K dated March 18, 2008, filed with the SEC on March 24, 2008, Current Report on Form 8-K dated April 9, 2008, filed with the SEC on April 10, 2008, Current Report on Form 8-K dated April 16, 2008, filed with the SEC on April 22, 2008, and Current Report on Form 8-K dated May 9, 2008, filed with the SEC on May 15, 2008.

In addition, all documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement.  Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.

Description of Securities.

The Company is authorized to issue 1,000,000,000 shares of common stock, $0.50 par value per share. As of May 15, 2008, 555,479,897 shares of common stock were issued and outstanding. All outstanding shares of common stock are fully paid and non-assessable. The following description of the Company’s capital stock does not purport to be complete and is governed and qualified by the Company’s charter, bylaws, other contractual arrangements and the provisions of applicable Tennessee law.

The Company is registering 24,000,000 shares of Company common stock, $0.50 par value, for issuance under the Plan. All outstanding shares of Common Stock are of the same class and have equal rights and attributes. Holders of Common Stock are entitled to one vote per share at all meetings of shareholders.  Dividends, if any, that may be declared on the Common Stock will be paid in an equal amount to the holder of each share.  No preemptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights.  Except as may be specifically provided in a separate agreement, no shares of Common Stock are subject to any restriction on alienation. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) allows a Tennessee corporation’s charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Under the TBCA, a Tennessee business corporation may not eliminate or limit a director’s monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful dividends, stock repurchases or redemptions. This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. The Company’s charter contains a provision stating that directors shall not be personally liable for monetary damages to the Company or its shareholders for breach of fiduciary duty as a director, except to the extent required by the TBCA in effect from time to time.

The TBCA provides that a corporation may indemnify any of its directors, officers, employees and agents against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if the court determines that the director or officer is entitled to mandatory indemnification as described above, in which case the court shall also order the corporation to pay his reasonable expenses incurred to obtain court-ordered indemnification. Unless the corporation’s charter provides otherwise, upon application, the court may also order indemnification for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the director or officer is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director failed to meet the standard of conduct normally required for indemnification as described above.

The Company’s charter and bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by applicable law. The Company’s bylaws further require the Company to advance expenses to each of its directors and officers to the full extent allowed by Tennessee law. Under the Company’s charter and bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

The Company has in effect a directors’ and officers’ liability insurance policy that covers its directors and officers in amounts that the Company believes are customary in its industry. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against directors or officers of the Company for a wrongful act or omission by such persons, but only if and to the extent such persons become legally obligated to pay such claim or incur certain costs in defending such claim. Furthermore, the Agreement and Plan of Merger among Buck Holdings, L.P., Buck Acquisition Corp. and the Company, dated as of March 11, 2007, requires the Company to maintain indemnification of directors and officers to the fullest extent permitted by law following the July 6, 2007 completion of the merger of Buck Acquisition Corp. with and into the Company.

In connection with entering into a monitoring agreement with an affiliate of Kohlberg Kravis Roberts & Co. and an affiliate of Goldman, Sachs & Co., the Company entered into a separate indemnification agreement with the parties to the monitoring agreement pursuant to which the Company agreed to provide customary indemnification to such parties and their affiliates. See the “Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions—Monitoring Agreement and Indemnity Agreement” section of our fiscal 2007 Form 10-K.

Pursuant to the Company’s employment agreement with Mr. Dreiling, effective as of January 11, 2008 (the “Employment Agreement”), the Company has agreed that if Mr. Dreiling is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to a claim by his prior employer that Mr. Dreiling has breached or attempted to breach certain covenants to which he is bound as a result of his employment arrangement with his prior employer, the Company will indemnify and hold harmless Mr. Dreiling to the fullest extent authorized by applicable law from and against any and all liabilities, amounts paid in settlement, costs, claims and expenses, including all costs and expenses incurred in defense of any such proceeding (including attorneys’ fees). The Company will pay costs and expenses Mr. Dreiling incurs in defense of any such proceeding (including attorneys’ fees) in advance of the final disposition of such litigation upon receipt of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Mr. Dreiling to repay the amounts so paid if it shall ultimately be determined that he is not entitled to be indemnified under his Employment Agreement with the Company. Notwithstanding the foregoing, if as a result of such proceeding Mr. Dreiling is prohibited from continuing his employment with the Company, the Company shall pay to Mr. Dreiling his base salary until the earliest to occur of (i) the date upon which he ceases to be so prohibited, (ii) the date, if any, upon which he becomes employed by a subsequent employer and (iii) the first anniversary of the effective date of such prohibition.

In addition, the Company shall indemnify and hold harmless Mr. Dreiling for all acts and omissions occurring during his employment or service as a member of the Board (or both) to the maximum extent provided under the Company’s charter, bylaws and applicable law. During the Term (as defined in the Employment Agreement) and for a term of six years thereafter, the Company, or any of its successors, shall purchase and maintain, at its own expense, directors, and officers, liability insurance providing coverage for Mr. Dreiling in the same amount as for Board members.

Mr. Dreiling shall provide his reasonable cooperation in connection with any proceeding (or any appeal from any proceeding) referenced above, as well as any proceeding which relates to events occurring during his employment.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

See the Exhibit Index immediately following the signature page hereto, which Exhibit Index is incorporated herein by this reference.

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on April 21, 2008.

DOLLAR GENERAL COPORATION

By:	/s/ Richard W. Dreiling
Richard W. Dreiling, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David M. Tehle and Susan S. Lanigan, and any of them (with full power in each to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Richard W. Dreiling Richard W. Dreiling	Chief Executive Officer (Principal Executive Officer)	April 21, 2008

/s/ David M. Tehle David M. Tehle	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2008

/s/ Michael M. Calbert Michael M. Calbert	Director	April 23, 2008

/s/ Raj Agrawal Raj Agrawal	Director	April 22, 2008

/s/ Adrian Jones Adrian Jones	Director	April 28, 2008

/s/ Dean B. Nelson Dean B. Nelson	Director	April 23, 2008

EXHIBIT INDEX
Exhibit No.	Description
4.1

2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (incorporated by reference to Exhibit 10.1 to Dollar General Corporation’s Registration Statement on Form S-4, filed with the SEC on December 21, 2007 (file number 333-148320)).

4.2

Sections 7 and 8 of Dollar General Corporation’s Amended and Restated Charter (incorporated by reference to Exhibit 3.1 to Dollar General Corporation’s Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421)).

4.3

Article I, Section 1 of Article II, and Sections 3 and 4 of Article IV of the Amended and Restated Bylaws of Dollar General Corporation (adopted on September 20, 2007) (incorporated by reference to Exhibit 3.2 to Dollar General Corporation’s Registration Statement on Form S-4, filed with the SEC on December 21, 2007 (file number 333-148320)).

4.4

Registration Rights Agreement, dated July 6, 2007, among Buck Holdings, L.P., Buck Holdings, LLC, Dollar General Corporation and Shareholders named therein (incorporated by reference to Exhibit 4.18 to Dollar General Corporation’s Registration Statement on Form S-4, filed with the SEC on December 21, 2007 (file number 333-148320)).

5	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibit 5).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (included on the Signature Page hereto).